Exhibit 99.1

Canton Strategic Holdings, Inc. Chairman and CEO Mark Wendland Elected to Canton Foundation Board

Appointment Underscores Canton Strategic Holdings’ Leadership Role in Accelerating Institutional Adoption of the Canton Network

NEW YORK, March 3, 2026 — Canton Strategic Holdings, Inc., (NASDAQ: CNTN) (“Canton Strategic Holdings” or the “Company”) the first publicly traded company to leverage Canton Coin to support the Canton Network’s ability to digitize traditional financial markets, today announced that Chairman and Chief Executive Officer Mark Wendland has been elected to the Board of Directors (the “Board”) of the Canton Foundation (the “Foundation”). Mr. Wendland joins 17 existing Board members, including senior leaders from DTCC, Euroclear, HSBC, Digital Asset, Broadridge, and other global financial institutions, with Canton Strategic Holdings becoming a Premier Member of the Foundation.

The Canton Foundation serves as the independent governance body responsible for overseeing the operation, standards, and validator framework of the Canton Network, including policies related to the Global Synchronizer and broader network operations. Mr. Wendland’s appointment reflects Canton Strategic Holdings’ continued alignment with the Foundation’s mission to foster the development and growth of the Global Synchronizer in the Canton Network and facilitate its governance as institutional adoption as the ecosystem scales.

“The Canton Network’s governance model is central to its institutional credibility,” said Mark Wendland, Chairman and CEO of Canton Strategic Holdings, Inc. “Widespread adoption depends on strong, transparent oversight and disciplined standards that ensure technological resilience, interoperability, and long-term sustainability. The Foundation plays a critical role in upholding that framework, and I am honored to join the Board at this pivotal moment as the Canton Network increasingly becomes foundational infrastructure for modern financial markets.”

About Canton Strategic Holdings, Inc.

Canton Strategic Holdings, Inc. (NASDAQ: CNTN), is the first publicly traded company to leverage Canton Coin and support the Canton Network to advance institutional blockchain adoption and the digitization of financial markets. In addition to driving value through activities on the Canton Network, the Company also operates clinical-stage biotech research and development. For more information, visit www.cantonstrategic.com.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are statements other than historical facts and include, without limitation, those regarding management expectations, strategy execution, market conditions, and the Company’s involvement with the Canton Network. These statements are based on current expectations and involve risks and uncertainties that may cause actual results to differ materially. Further information regarding factors that may affect the Company’s prospects is included in its annual and quarterly reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update these statements except as required by law.

Canton is a registered trademark of Digital Asset (Switzerland) GmbH. Digital Asset is not affiliated with, and has not sponsored or endorsed, the operations of Canton Strategic Holdings, Inc.

Contacts

Media:

Gasthalter & Co.

(212) 257-4170

canton@gasthalter.com

Investors:

ir@cantonstrategic.com

X: @CantonStrategic

LinkedIn: Linkedin.com/CantonStrategicHoldings

Website: www.cantonstrategic.com

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